EXHIBIT D-2

                                                      October 31, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

     Re:  National Grid Group plc, File No. 70-10067

Dear Sir or Madam:

     National Grid Transco plc ("Grid Transco"), formerly named National Grid Group plc, applied to the Securities and Exchange Commission ("Commission") for authority to issue and sell securities for the purpose of financing up to $20 billion of investments in foreign utility companies ("FUCOs"). In particular, Grid Transco sought such authorization in connection with financing a merger with Lattice Group plc ("Lattice") (the "Merger") and to permit FUCO investments and operations after the Merger. The application in File 70-10067 (the "Application") describes the proposed financing authorization in more detail.

     As counsel for Grid Transco and its subsidiary companies, I deliver this opinion to you for filing as Exhibit D-2 to the Application.

     I am a member of the Law Society of England and Wales, the place of incorporation of Grid Transco, and of the Law Society of Scotland. I am not a member of the bars of any other country, or any of the United States, states in which certain Grid Transco subsidiaries are incorporated or qualified to do business, and do not hold myself out as an expert in the laws of such states. For purposes of this opinion, to the extent necessary, I have relied on advice from counsel employed or retained by Grid Transco, in particular, CMS Cameron McKenna and LeBoeuf, Lamb, Greene & MacRae, L.L.P.

     In connection with this opinion, I or attorneys in whom I have confidence, have examined originals or copies, certified or otherwise identified to our satisfaction, of such records and such other documents, certificates and corporate or other records as I have deemed necessary or appropriate as a basis for the opinions expressed in this letter. In my examination, I have assumed the genuineness of all signatures, the legal capacity of all persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of documents submitted to me as certified or photostatic copies and the authenticity of the originals of such copies. As to various questions of fact material to such opinions, I have, when relevant facts were not independently established, relied upon statements contained in the Application.


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     The opinions expressed below are subject to the following assumptions, qualifications, limitations, conditions and exceptions:

     (a) The Commission duly entered an appropriate order or orders with respect to the proposed FUCO financing, as described in the Application, authorizing and granting the Application under the Act and the rules and regulations thereunder, and Grid Transco's issuance of stock was consummated in accordance with the Application and the Commission's orders.

     (b) At the time of the issuance of securities by Grid Transco for the purpose of completing the merger with Lattice, Grid Transco consummated such issuance in accordance with the Securities Act of 1933 and the Securities Exchange Act of 1934, in each case as amended from time to time, and the rules, regulations and orders of the Commission thereunder. If applicable, the issuance of securities by Grid Transco also complies with state securities laws.

     (c) No act or event other than as described herein shall have occurred subsequent to the date hereof which would change the opinions expressed below.

     (d) Grid Transco was at the time of the issuance of securities for purposes of consummating the merger with Lattice duly incorporated in the jurisdiction in which it is domiciled.

     Based upon the foregoing and subject to the assumptions, qualifications, limitations, conditions and exceptions set forth herein, I am of the opinion that:

     (a) all state and federal laws applicable to Grid Transco's issuance of its stock were complied with;

     (b) the stock securities issued by Grid Transco to consummate the merger with Lattice were validly issued, fully paid and nonassessable, and the holders thereof are entitled to the rights and privileges appertaining thereto set forth in Grid Transco's Articles of Association; and


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     (c)  the issuance of securities by Grid Transco to complete the merger with
          Lattice did not violate the legal rights of the holders of any securities issued by Grid Transco, or by any associate company thereof.

     I hereby consent to the filing of this opinion as an exhibit to the Application.

                                    Very truly yours,


                                    /s/ Fiona B. Smith

                                    Fiona B. Smith
                                    Group General Counsel
                                    National Grid Transco plc